Exhibit 99.1

FOR IMMEDIATE RELEASE

Agilysys, Inc. Reports Fiscal 2005 Fourth-Quarter and Full-Year Results

•	Fiscal 2005 Sales Increase 16 Percent to $1.62 Billion

•	Full Year Net Income Increases 149 Percent to $21.6 Million

•	Full Year Cash Flow from Continuing Operations of $91.9 Million

CLEVELAND, Ohio – May 10, 2005 – Agilysys, Inc. (Nasdaq: AGYS), a leading provider of enterprise computer technology solutions, today announced fiscal 2005 unaudited fourth-quarter and full-year results for the periods ended March 31, 2005.

Consolidated sales for the fourth quarter were $356.4 million, a decrease of four percent compared with sales of $371.6 million for the fourth quarter last year. As previously announced, weaker than forecasted fourth quarter sales were largely due to lower than expected sales volumes in the company’s distribution channel, which generates most of its revenues from the sale of IBM enterprise hardware. Softness in sales was also experienced in the company’s enterprise solutions channel. As a result, the company received lower than expected supplier incentives and generated less gross margin dollars, which negatively impacted profitability.

Fourth quarter sales of hardware products were $292.0 million, down 4.0 percent from $304.1 million last year. Software sales were $44.9 million, down 6.6 percent, from $48.1 million a year ago. Services sales were $19.5 million, up 0.7 percent, from $19.4 million last year.

Gross margin for the quarter was 12.8 percent as compared with 13.9 percent for the fourth quarter last year. This lower gross margin was essentially due to lower incentives on Intel architecture-based hardware products.

Selling, general and administrative expenses for the fourth quarter were $43.5 million, or 12.2 percent of sales compared with $40.5 million, or 10.9 percent of sales in the prior year. Current year expense levels were negatively impacted by a one-time adjustment to employee benefit plans, as well as higher levels of professional fees in the fourth quarter, most of which will not recur in fiscal 2006.

Agilysys results include an effective tax rate of 60.4 percent for the fourth quarter. The provision for income taxes for fiscal 2005 has been determined to be 39 percent of income before taxes. The company previously estimated a 37.5 percent rate. As a result, a cumulative adjustment was recorded in the fourth quarter.

The company reported a fourth quarter net loss of $230,000, or $0.01 per diluted share, compared with a net income of $4.8 million, or $0.17 per diluted share in the fourth quarter last year.

Cash flow from operations was $31.8 million in the quarter, compared with $59.6 million in the fourth quarter last year.

Fiscal 2005 Full-Year Results
For the fiscal year ended March 31, 2005 sales were $1.62 billion, an increase of 16 percent over the $1.40 billion in sales reported for the prior year.

Full year sales of hardware products were $1.32 billion, up 16.5 percent year over year. Software sales were $221.7 million, up 4.6 percent. Services sales were $79.4 million, up 40.5 percent.

Arthur Rhein, chairman, president and chief executive officer of Agilysys, said, “Despite a disappointing performance in the fourth quarter, I am pleased that for the full year Agilysys grew sales 16 percent, faster than the market, and grew net income 149 percent from the previous year. In addition, the company generated $91.9 million in cash flow from continuing operations for the year.”

Gross margin for the current fiscal year was 12.8 percent, down from 12.9 percent in fiscal 2004.

Agilysys also reported an improvement in the 2005 fiscal year’s selling, general and administrative expenses as a percentage of sales to 9.9 percent, from 10.1 percent in fiscal 2004.

Net income increased to $21.6 million, or $0.72 per diluted share, compared with net income of $8.7 million, or $0.31 per diluted share last year. Included in last year’s results was a restructuring charge of $2.5 million, as well as a $7.9 million loss on the retirement of debt.

Business Outlook
For fiscal 2006, the company currently estimates sales to grow between five and seven percent over fiscal 2005 sales of $1.62 billion.

Full-year gross margin is expected to be approximately 12.4 percent of sales.

Selling, general and administrative expenses are anticipated to be approximately 9.5 percent of sales for fiscal 2006, as a result of cost control and greater operating leverage from higher sales volumes. Fiscal 2006 net income is expected to be in the range of $0.80 to $0.88 per diluted share.

Agilysys also expects to incur fiscal 2006 capital expenditures between $2 and $4 million, depreciation and amortization of approximately $10 million and interest expense will be offset by interest income, assuming no additional retirement of its Senior Notes.

Conference Call Information
A conference call to discuss the quarterly and full-year results is scheduled for 11 a.m. ET on Tuesday, May 10, 2005. The conference call will be broadcast live over the Internet and a replay will be accessible on the investor relations page of the company’s Web site: www.agilysys.com. A taped replay of the conference call will be available at 1 p.m. ET on Tuesday, May 10, 2005, through midnight ET on Sunday, May 22, 2005, accessible by dialing 877-344-7529 or 412-317-0088 (passcode #371260).

Forward-Looking Language
Portions of this release, particularly the statements made by management and those that are not historical facts, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current assumptions and expectations, and are subject to risks and uncertainties, many of which are beyond the control of Agilysys. Many factors could cause Agilysys actual results to differ materially from those anticipated by the forward-looking statements. These factors include those referenced in the Annual Report on Form 10-K or as may be described from time to time in Agilysys subsequent SEC filings.

Potential factors that could cause actual results to differ materially from those expressed or implied by such statements include, but are not limited to, those relating to Agilysys anticipated revenue gains, sales volume, margin improvements, cost savings, and new product introductions.

Other associated risks include geographic factors, political and economic risks, the actions of Agilysys competitors, changes in economic or industry conditions or in the markets served by Agilysys, and the ability to appropriately integrate acquisitions, strategic alliances, and joint ventures.

In addition, this release contains time-sensitive information and reflects management’s best analysis only as of the date of this release. Agilysys does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Information on the potential factors that could affect Agilysys actual results of operations is included in its filings with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended March 31, 2004. Interested persons can obtain it free at the Securities and Exchange Commission’s website, which is located at www.sec.gov.

About Agilysys, Inc.
Agilysys is one of the foremost distributors and premier resellers of enterprise computer technology solutions. It has a proven track record of delivering complex server and storage hardware, software and services to resellers, large and medium-sized corporate customers, as well as public-sector clients across a diverse set of industries. In addition, the company provides customer-centric software applications and services focused on the retail and hospitality markets. Headquartered in Mayfield Heights, Ohio, Agilysys has sales offices throughout the United States and Canada. For more information, visit www.agilysys.com.

Analysts/Investor Contact:	Martin Ellis Executive Vice President, Corporate Development and Investor Relations Agilysys, Inc. 440-720-8682 martin.ellis@agilysys.com

Media Contact:	Julie Young Director, Corporate Communications Agilysys, Inc. 440-720-8602 julie.young@agilysys.com

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AGILYSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	March 31		March 31
(In Thousands, Except Share and Per Share Data)	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Net sales	$356,446	$371,577	$1,623,213	$1,403,216
Cost of goods sold	310,722	319,742	1,414,678	1,222,314

Gross margin	45,724	51,835	208,535	180,902
Operating expenses
Selling, general, and administrative expenses	43,502	40,463	161,382	142,337
Restructuring charges	106	462	515	2,516

Operating income	2,116	10,910	46,638	36,049
Other (income) expenses
Other income, net	(1,244)	(5,974)	(1,826)	(6,687)
Interest expense, net	360	1,258	3,207	8,167
Loss on retirement of debt, net	—	4,518	—	7,861

Income before income taxes	3,000	11,108	45,257	26,708
Provision for income taxes	1,813	3,437	17,672	9,684
Distributions on Mandatorily Redeemable Convertible Trust Preferred Securities, net of tax	1,066	1,513	5,156	5,500

Income from continuing operations	121	6,158	22,429	11,524
Loss from discontinued operations, net of tax	(351)	(1,321)	(840)	(2,861)

Net (loss) income	$(230)	$4,837	$21,589	$8,663

Earnings per share — basic
Income from continuing operations	$—	$0.22	$0.80	$0.42
Loss from discontinued operations	(0.01)	(0.05)	(0.03)	(0.10)

Net (loss) income	$(0.01)	$0.17	$0.77	$0.32

Earnings per share — diluted
Income from continuing operations	$—	$0.21	$0.75	$0.41
Loss from discontinued operations	$(0.01)	$(0.04)	$(0.03)	$(0.10)

Net (loss) income	$(0.01)	$0.17	$0.72	$0.31

Weighted average shares outstanding
Basic	28,229,738	27,742,163	28,100,612	27,743,769
Diluted	29,524,973	36,113,260	36,989,981	27,955,865

Cash dividends per share	$0.03	$0.03	$0.12	$0.12

AGILYSYS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31	March 31
(In Thousands)	2005	2004
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$241,879	$149,903
Accounts receivable, net	264,014	295,272
Inventories, net	46,549	52,236
Deferred income taxes	8,973	9,255
Prepaid expenses	1,990	2,234
Assets of discontinued operations	648	5,451

Total current assets	564,053	514,351
Goodwill and intangible assets, net	179,885	179,975
Investments	19,628	18,819
Other assets	21,944	11,396
Property and equipment, net	30,320	35,121

Total assets	$815,830	$759,662

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$227,220	$208,115
Accrued liabilities	37,493	39,047
Liabilities of discontinued operations	1,621	4,006

Total current liabilities	266,334	251,168
Long-term debt	59,624	59,503
Deferred income taxes	13,724	4,426
Other non-current liabilities	16,277	10,150
Mandatorily Redeemable Convertible Trust Preferred Securities	125,317	125,425
Shareholders’ Equity	334,554	308,990

Total liabilities and shareholders’ equity	$815,830	$759,662

AGILYSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	March 31
(In Thousands)	2005	2004
	(Unaudited)
Operating activities:
Income from continuing operations	$22,429	$11,524
Adjustments to reconcile income from continuing operations to net cash provided by (used for) operating activities:
(Gain) loss on sale and buyback of assets and debt	(12)	6,896
Depreciation and amortization	11,595	9,946
Deferred income taxes	7,334	284
Changes in working capital and other adjustments	50,596	(50,612)

Total adjustments	69,513	(33,486)
Net cash provided by (used for) operating activities	91,942	(21,962)

Investing activities:
Net investing activity in affiliated businesses	—	(50,674)
Purchases of property and equipment	(1,951)	(1,555)
Proceeds from sale of property and equipment	105	111

Net cash used for investing activities	(1,846)	(52,118)

Financing activities:
Buyback of Preferred Securities and Senior Notes	—	(96,773)
Dividends paid	(3,330)	(3,517)
Other	3,632	249

Net cash provided by (used for) financing activities	302	(100,041)

Cash flows provided by (used for) continuing operations	90,398	(174,121)
Cash flows provided by discontinued operations	1,578	5,481

Net increase (decrease) in cash and cash equivalents	91,976	(168,640)

Cash and cash equivalents at beginning of period	149,903	318,543

Cash and cash equivalents at end of period	$241,879	$149,903